For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS FULL UNAUDITED
FOURTH QUARTER AND FISCAL YEAR 2006 OPERATING RESULTS

Mountain View, CA—December 6, 2006—Catapult Communications Corporation (Nasdaq: CATT) today reported that it has completed its accounting for income taxes and finalized its unaudited results for the quarter and year ended September 30, 2006.

As previously announced, revenues for the Company’s fourth fiscal quarter ended September 30, 2006 were $13.8 million, and a pre-tax loss of $1.9 million was recorded after reflecting a $359,000 restructuring charge as well as non-cash charges totaling $4.2 million for stock option costs, increased inventory obsolescence and impairment of long-lived assets.

The Company’s provision for income taxes in the fourth quarter of fiscal 2006 was $9.2 million primarily as a result of a full valuation allowance recorded against its U.S. deferred tax assets.

The resulting net loss in the fourth quarter of fiscal year 2006 was $11.1 million or $0.76 per diluted share, compared to a net profit of $2.5 million or $0.17 per diluted share in the fourth quarter of fiscal 2005.

About Catapult Communications

Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Lucent, Motorola, NEC, NTT DoCoMo and Nortel. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning IMS, 3G, VoIP, GPRS, SS7, Intelligent Network, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Sweden, Canada, Japan, China, Australia and India. Information about Catapult Communications can be found on the Web at www.catapult.com.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months		For the twelve months
	ended		ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:
Products	$9,928	$12,100	$32,372	$50,441
Services	3,902	3,651	15,012	14,507

Total revenues	13,830	15,751	47,384	64,948

Cost of revenues:
Products	1,938	1,859	5,513	5,766
Services	885	838	3,811	3,434
Amortization and impairment of purchased technology	2,029	171	2,543	686

Total cost of revenues	4,852	2,868	11,867	9,886

Gross profit	8,978	12,883	35,517	55,062

Operating expenses:
Research and development	3,594	3,039	13,652	12,445
Sales and marketing	4,136	4,465	17,341	18,401
General and administrative	3,508	3,130	10,647	9,008
Restructuring costs	359	—	359	—

Total operating expenses	11,597	10,634	41,999	39,854

Operating income (loss)	(2,619)	2,249	(6,482)	15,208
Interest income	826	442	2,817	1,364
Other income (expense), net	(67)	(28)	(11)	(148)

Income (loss) before income taxes	(1,860)	2,663	(3,676)	16,424
Provision for income taxes	9,216	141	6,990	2,276

Net income (loss)	$(11,076)	$2,522	$(10,666)	$14,148

Net income (loss) per share:
Basic	$(0.76)	$0.17	$(0.72)	$0.96

Diluted	$(0.76)	$0.17	$(0.72)	$0.94

Shares used in per share calculation:
Basic	14,617	14,772	14,736	14,677

Diluted	14,617	14,977	14,736	15,019

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	September 30,
	2006	2005
ASSETS

Current Assets:
Cash, cash equivalents and short-term investments	$70,134	$68,807
Accounts receivable, net	9,696	14,724
Inventories	3,484	3,104
Other current assets	1,677	2,004

Total current assets	84,991	88,639

Property and equipment, net	1,912	1,693
Goodwill and other intangibles	49,610	53,445
Other assets	294	3,983

Total assets	$136,807	$147,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$4,592	$7,055
Deferred revenue	7,703	7,697

Total current liabilities	12,295	14,752

Deferred taxes and other long term liabilities	2,524	—
Deferred revenue long-term portion	256	485

Total liabilities	15,075	15,237

Total stockholders’ equity	121,732	132,523

Total liabilities and stockholders’ equity	$136,807	$147,760